Exhibit 99.1
Complete Production Services, Inc. Announces Management Changes
HOUSTON, October 8, 2008 (BUSINESS WIRE) — Complete Production Services, Inc. (NYSE: CPX) today announced that Senior Vice President and Chief Financial Officer Mike Mayer has elected to retire and that Jose Bayardo will be promoted to the position of Vice President and Chief Financial Officer effective October 15, 2008. Mr. Bayardo most recently served as the company’s Vice President Corporate Development and Investor Relations and has been a key contributor to the growth of CPX and its predecessors since 2003.
“On behalf of the entire CPX team, I would like to thank Mike and his family for his efforts and contributions in helping us establish CPX as a leading North American service provider,” stated Joe Winkler, Chairman and CEO of Complete. “We wish Mike the best of luck and will always be thankful to him for his contributions to our success.”
“It has been an honor to be part of the team that has built CPX into the service company it is today,” commented Mike Mayer. “I look forward to the next chapter in my life and will forever be proud of our accomplishments at CPX.”
Mr. Winkler continued, “Jose will continue to build upon the high standards established within our finance organization and he has the qualities and characteristics required in this challenging role. Mike will assist Jose to assure a smooth transition over the course of the next several months and we look forward to working with Jose in his new role.”
Complete Production Services, Inc. is a leading oilfield service provider focused on the completion and production phases of oil and gas wells. The company has established a significant presence in unconventional oil and gas plays in North America that it believes have the highest potential for long-term growth.
SOURCE: Complete Production Services, Inc.
Complete Production Services, Inc.
281-372-2300
11700 Katy Freeway • Suite 300 • Houston, Texas 77079 • T 281.372.2300 • F 281.372.2301 • www.CompleteProduction.com